Exhibit 99.1
For Immediate Release

PACIFIC OFFICE PROPERTIES TRUST ANNOUNCES

EXCHANGE OF DEBT FOR SHARES

LOS ANGELES, September 25, 2009 – Pacific Office Properties Trust, Inc. (NYSE Amex: PCE), a West Coast office REIT, announced today that it has issued shares of common stock to certain related parties in exchange for the cancellation of debt of Pacific Office Properties, L.P, the operating partnership of which the Company is the general partner.

Under the exchange agreement, subordinated promissory notes in an aggregate amount of approximately $3.0 million were exchanged by Shidler Equities, L.P., Reynolds Partners, L.P., MJR Equities, LLC, JRI Equities, LLC and Lawrence J. Taff for a total of 789,095 shares of the Company’s common stock.  The price per share of common stock issued pursuant to the exchange agreement was $3.82.

Shidler Equities, L.P. is controlled by Jay H. Shidler, the Company’s Chairman of the Board and Chief Executive Officer.  Mr. Taff is the Company’s Chief Financial Officer and Executive Vice President, Honolulu Operations.  MJR Equities, LLC is controlled by Matthew J. Root, who is the Company’s Chief Investment Officer.  JRI Equities, LLC is controlled by James R. Ingebritsen, who is the Company’s Executive Vice President, Capital Markets/Operations.  In addition, each party who received shares under the exchange agreement is an owner of the Company’s advisor, Pacific Office Management, Inc.

About Pacific Office Properties Trust, Inc.

Pacific Office Properties Trust, Inc. (www.pacificofficeproperties.com) is a real estate investment trust that acquires, owns, and operates office properties in the western U.S., focusing initially on the high-growth markets of Honolulu, San Diego, Los Angeles, and Phoenix. The Company is externally managed by Pacific Office Management, Inc., an affiliate of The Shidler Group, and an entity owned by the Company’s founders.

The Company’s strategy is to acquire, in partnership with institutional co-investors, value-added office buildings whose potential can be maximized through improvements, repositioning, and superior leasing and management. The Company continues The Shidler Group’s highly successful institutional joint-venture operations, which focus on acquiring opportunistic and value-added commercial real estate in partnership with institutional co-investors.

Contact:

Pacific Office Properties Trust, Inc.
Lawrence J. Taff, Chief Financial Officer, 808-544-1219